     Insider Trading Policy
Exhibit 19
Purpose
The Company’s Code of Business Conduct and Ethics (“Code”) requires that every Progressive employee, any executive officer and director of The Progressive Corporation (“Company”), or anyone acting on such person’s behalf or direction, abstain from, among other things, trading in the Company’s or any other company’s securities when they have material inside information, referred to as material non-public information (“MNPI”) in this Policy, about the issuer of the securities.
This Insider Trading Policy (“Policy”) describes additional rules and procedures relating to transactions in the Company’s securities and the handling of confidential information about the Company for those persons identified as Insiders (defined below). The Policy recognizes that Insiders may receive or have access to internal reports and other information about the Company and its subsidiaries and affiliated entities, including their plans, operations, financial condition and performance, which are not generally available to the public. Consistent with the Code, Insiders (defined below) and others who are aware of MNPI about the Company are prohibited from (i) trading in Company securities at any time and/or (ii) providing Company MNPI to anyone who may trade in Company securities on the basis of that information.

The Company developed this Policy to help Insiders comply with the federal securities laws and to avoid the appearance of impropriety related to trading in Company securities. This prohibition on trading extends to the Insider’s Affiliates (defined below).

Persons and Entities Subject to the Policy
This Policy applies to the Company’s executive officers, its directors, and all Progressive employees who are designated as “insiders” by management (collectively, “Insiders”).

This Policy also applies to the persons and entities described in the table below, each of which is an Insider’s Affiliate (collectively, “Affiliates”).

An Insider’s Family Members and Others	An Insider’s Controlled Entities
•An Insider’s spouse and minor children;

•Anyone else who lives in an Insider’s household; and

•Any persons who do not live in an Insider’s household but whose transactions in Company securities are directed by the Insider or are subject to the Insider’s control or influence (collectively referred to as “Family Members and Others”).

Any entity (which may include a corporation, limited liability company, partnership or other entity) that the Insider directly or indirectly controls, alone or with others (referred to as a “Controlled Entity”), such as any trust for which the Insider serves as a trustee.

The ownership of a passive, non-controlling interest (less than 20% ownership) in an entity does not alone trigger coverage by this Policy.

     Insider Trading Policy
Monthly Trading Restrictions
Insiders and their Affiliates may not conduct any transactions involving the Company’s securities (other than as specified by this Policy) during a “closed trading period.” The closed trading period generally will commence immediately after the close of trading on the last business day of each calendar month and will continue until one trading day after the next public release of monthly financial information. If financial results are announced in the morning before the market opens, the day of the release will satisfy the required one trading day delay and serve as the last day of the closed trading period. Insiders and their Affiliates may conduct transactions in Company securities only during the period that typically begins after this one-trading-day waiting period and typically continues through and including the last business day of that calendar month (the “open trading period”). This cycle typically will be repeated each calendar month. As noted below, the open trading period may be narrowed or closed from time to time, and Insiders and their Affiliates are responsible for heeding any adjustments to the open trading period.

The monthly trading restrictions are not exclusive. Insiders may learn Company MNPI any time during the Company’s reporting cycle. Insiders and their Affiliates are prohibited from trading in Company securities at any time when they possess Company MNPI. (If an Insider possesses Company MNPI, then the Insider and its Affiliates are prohibited from trading even if an open trading period is in effect under this Policy.)

Please note that modifications may be required in any given month if the Company releases results after the market opens or if the NYSE is closed for all or part of the scheduled one-trading day waiting period. Before any trade by the Insider or its Affiliates, an Insider should confirm that the window is open by checking the Insider Trading calendar on the Highway, the Company’s intranet.

Event-Specific Trading Restriction and Extensions of Closed Trading Periods
From time to time, a specific event may occur that is material to the Company and is known by only a few Insiders and/or other employees. In connection with the specific event, management may designate certain employees as Insiders subject to this Policy, such that these employees or their Affiliates may not trade Company securities so long as the specific event remains material and nonpublic.

In addition, other information or events may be sufficiently material in a reporting cycle that, in the judgment of management, designated employees should refrain from trading in Company securities for an extended period, i.e., for a period in addition to the typical closed trading period described above. In such a situation, the Company may notify these employees that they should not trade in the Company’s securities, without disclosing the reason for the restriction.

     Insider Trading Policy
The existence of an event-specific trading restriction period or extension of a closed trading period will not be announced to the Company as a whole, and impacted Insiders should not communicate this fact to any other person or entity.

General Policy Statement Against Use of Company MNPI
No Insider who is aware of MNPI relating to the Company may, directly or indirectly, through the Insider’s Affiliates or other persons or entities:

•engage in transactions in Company securities, except as otherwise specified in this Policy;

•disclose MNPI to persons within the Company whose jobs do not require them to have that information, or to persons or entities outside of the Company (i.e. “tipping”), unless any such disclosure is made in accordance with the Company’s policies regarding the protection of authorized external disclosure of information regarding the Company; or

•assist anyone engaged in any of the above activities.

For Additional Policies and Procedures Applicable to Directors and Executive Officers, including information about Special and Prohibited Transactions and Pre-Clearance Procedures, see APPENDIX A. For information about Rule 10b5-1 Plans and Procedures for all Insiders and required pre-clearance requirements, see APPENDIX B.
Material Information
Information generally is deemed “material” if a reasonable investor would consider that information important in making a decision to buy, hold, or sell the Company’s securities. Any information that a reasonable investor could expect to positively or negatively affect the price of a company’s securities should also be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances and is often evaluated by enforcement authorities with the benefit of hindsight. While it is not possible to define all categories of potentially material information, some examples of information that ordinarily could be regarded as material may include: financial condition and performance; financial results or earnings expectations; significant cybersecurity incidents; a major acquisition or divestiture; or a major reserve adjustment. The Company may designate an employee as an Insider because the employee has regular access to certain internal reports and information about the Company and its subsidiaries and affiliates.

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Personal Responsibility and Consequences of Violations
Each Insider is responsible for making sure that they comply with this Policy, and that their Affiliates also comply with this Policy. This includes transactions initiated on the Insider’s or the Affiliate’s behalf or direction, including transactions made by a broker.

In all cases, the Insider is responsible for determining whether they or their Affiliate(s) possess Company MNPI, and any action by the Company, the Chief Legal Officer (“CLO”), or any other person pursuant to this Policy (or otherwise), does not in any way constitute legal advice or insulate the Insider from liability under applicable securities laws.

Any failure to comply with this Policy is a serious concern with potentially serious consequences. A violation of this Policy may be a violation of Progressive's Code and may be a violation of federal or state securities laws. Violations of this Policy may result in disciplinary action, up to and including termination of employment. Legal penalties can include civil and criminal punishments, including fines, penalties, and imprisonment.

Transactions Subject to the Policy – Applicable to All Insiders
Transactions in the Company’s Securities
This Policy applies to any transactions in the Company’s securities, including gifts of Company securities, by Insiders or any of their Affiliates. Such securities include:

•the Company’s common shares or any other type of securities that the Company may issue, including, without limitation, options to purchase common shares, restricted stock units that have vested in common shares, restricted stock, preferred stock, debt securities, convertible debentures and warrants; and

•any other security or financial instrument that is based on or relates to the Company’s securities, including, without limitation, margin accounts and pledged securities, publicly-traded options, and hedging transactions.

     Insider Trading Policy
Certain Transactions in Company Compensation Plans
This Policy also applies to certain transactions by Insiders and their Affiliates in the Company’s compensation plans. Transactions subject to this Policy and certain exceptions are described below:

	Transactions Subject To This Policy	Transactions NOT Subject To This Policy
Restricted Stock and/or Restricted Stock Unit (RSUs) Awards	Any market sale of the Company’s common shares received upon vesting of an award
The granting or vesting of an award

The Company’s withholding of shares to satisfy tax withholding requirements upon the vesting of RSU awards as well as the Insider’s election to opt out of this default process

The application of dividend equivalent units to unvested RSU awards in connection with dividends paid on the Company’s common shares

401(k) Plan
Rollover contributions from a third-party 401(k) plan into the 401(k) Plan that include an election to allocate an amount into the Company stock fund

Elections to withdraw from or make an intra-plan transfer of an existing 401(k) Plan account balance into or out of the Company stock fund

Elections to borrow money against a 401(k) Plan account if the loan will result in a sale of some or all of a Company stock fund balance

Elections to pre‑pay a 401(k) Plan loan if the pre-payment will result in allocation of loan proceeds to the Company stock fund

Elections to increase or decrease the percentage of periodic contributions that will be allocated to the Company stock fund in the 401(k) Plan

Purchases of Company securities in the Company stock fund resulting from the periodic contribution of money to the 401(k) Plan pursuant to a payroll deduction election

Purchases of Company securities resulting from the reinvestment of dividends paid on the Company stock fund in the 401(k) Plan

     Insider Trading Policy

	Transactions Subject To This Policy	Transactions NOT Subject To This Policy
Deferred Compensation Plans	Transfers of balances of Company securities into or out a deferred compensation plan Any market sale of the Company’s common shares received upon distribution out of a deferred compensation plan
The elections to defer any eligible Company equity awards into a deferred compensation plan at vesting and the actual deferral of any such awards

Distributions from a deferred compensation plan in accordance with prior elections or deferred compensation plan provisions

Purchases of Company securities resulting from the reinvestment of dividends paid on Company securities in a deferred compensation plan

Special and Prohibited Transactions
Insiders and their Affiliates may not engage in any of the following transactions, which the Company has determined to present heightened legal risk and heightened risk of the appearance of impropriety:

•Margin Accounts; Pledges as Collateral: Holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan or other obligation.

•Puts and Calls: Transactions in exchange-traded or over-the-counter options, put options, call options or other derivative securities, on an exchange or in any other organized market, relating to Company securities.

•Hedging; Trading in Derivatives: Hedging or monetization transactions that are based on or relate to Company securities or initiating or participating in any other transaction, that is designed or intended to hedge or offset, or profit or secure any advantage from, any decrease in the market value of Company securities. These types of transactions include entering into any transaction in derivatives or other instruments or through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds.

For information on Special and Prohibited Transactions applicable to directors and executive officers, see APPENDIX A. For information on Rule 10b5-1 Plans and Procedures for all Insiders and required pre-clearance requirements, see APPENDIX B.
Standing and Limit Orders
The Company discourages Insiders and their Affiliates from placing standing and/or limit orders on Company securities except as approved in a Rule 10b5-1 Plan. Standing and limit orders

     Insider Trading Policy
create heightened risks for insider trading violations because there is no control over the timing of purchases or sales that result from standing instructions to a broker, as a result of which the broker could execute a transaction that violates the Monthly Trading Restrictions (see above) or when an Insider or their Affiliate is in possession of Company MNPI. If an Insider or their Affiliates determine that they must use a standing order or limit order, the order should be limited to short duration and must otherwise comply with the restrictions and procedures outlined in this Policy.

Post-Termination Transactions
This Policy continues to apply to transactions in Company securities even after an Insider’s employment or service to the Company ends (voluntarily or involuntarily). If termination of an Insider’s employment or service occurs during a closed trading period, the Insider and its Affiliates will remain subject to this Policy until the expiration of that closed trading period. Accordingly, any transactions that are prohibited by this Policy will continue to be prohibited for the Insider and its Affiliates until the expiration of the applicable closed trading period. As of the beginning of the next open trading period, the Insider and its Affiliates no longer will be subject to this Policy or subsequent closed trading periods.

Notwithstanding the foregoing, if an Insider possesses Company MNPI when their employment or service to the Company ends, federal securities laws prohibit the Insider and its Affiliates from trading in Company securities until that information has become public or is no longer material.

Persons Designated as Subject to Pre-Clearance Requirements
Any persons designated by management under this Policy as subject to pre-clearance requirements should refer to the additional procedures described in APPENDIX A.

Questions About the Policy
Questions about this Policy should be directed to the CLO or other Corporate Legal representatives designated by the CLO. All determinations and interpretations of this Policy by the CLO (or appropriate designee) shall be final and not subject to further review.

Effective Date: March 3, 2025

     Insider Trading Policy
APPENDIX A

Additional Policies and Procedures Applicable to Directors and Executive Officers
Special and Prohibited Transactions
Directors and executive officers and their Affiliates may not engage in any of the following transactions:

•Short sales of Company securities: Making “short sales” of the Company’s securities. (A “short sale” is a transaction through which an individual attempts to profit from an anticipated drop in the market price of a stock by selling borrowed shares and then covering with shares bought after the decline.) This prohibition also applies in the case of a short sale “against the box,” which is a short sale in which the borrowed shares are covered by Company securities already owned by the person or entity engaging in the transaction.

•Broker-sponsored Dividend Reinvestment Plans: Purchasing Company securities through a dividend reinvestment plan sponsored by a broker.

Pre-Clearance Procedures
Directors, executive officers, and any other employees designated by management may not engage in any transaction in Company securities without first pre-clearing the transaction in accordance with the Company’s procedures. When a request for pre-clearance is made, the Insider should carefully consider whether they may be aware of any MNPI about the Company.

The requirement for pre-clearance does not apply to transactions conducted pursuant to approved Rule 10b5-1 Plans. However, the requirement for pre-clearance applies to any Rule 10b5-1 Plan’s signing, amendment, or termination (outside of the natural expiration of the applicable plan).

     Insider Trading Policy
APPENDIX B

Rule 10b5-1 Plans and Procedures
Securities Exchange Act of 1934 (“Exchange Act”) Rule 10b5-1 generally allows a person or entity to enter into prearranged commitments for future stock trades, even if at the time of the trade the person or entity possesses Company MNPI. Under a Rule 10b5-1 plan (“Rule 10b5-1 Plan”), a person or entity can instruct a broker to buy, sell, or gift specified numbers or dollar values of securities at specified prices or on specific dates. Among the other requirements, a Rule 10b5-1 Plan must be entered into in good faith and when the person or entity is not in possession of Company MNPI.

The Company allows Insiders and their Affiliates to transact in Company securities during closed trading periods (and, for directors and executive officers, without the need to pre-clear the trade) if they do so pursuant to a Rule 10b5-1 Plan that complies with Exchange Act Rule 10b5-1 and have obtained advance approval of the Rule 10b5-1 Plan from the CLO (or its designee). Approval for a Rule 10b5-1 Plan will not be given if the proposed Rule 10b5-1 Plan:

•does not clearly specify the duration, terms and trading instructions;

•does not comply with Rule 10b5-1(c), including the required “cooling off” period between signing of, and the first trade under, the Rule 10b5-1 Plan;

•is entered into by the Insider or its Affiliate at any time other than an open trading period;

•for directors and executive officers only, would cause the Insider to not meet applicable equity ownership requirements based on the then-current share price; or

•in the judgment of the CLO (or its designee), would not be consistent with the intent or spirit of this Policy or Rule 10b5-1.

Rule 10b5-1 Plan terminations (outside of the natural expiration of the applicable Rule 10b5-1 Plan) and any amendments must be approved, in advance, by the CLO (or its designee). Among the other requirements, the termination or amendment must be entered into in good faith and when the person or entity is not in possession of Company MNPI.